NEWS RELEASE

Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Named America’s Best Mid-Size Insurance Employer

BIRMINGHAM, AL — PRNewswire — October 15, 2009 — ProAssurance is America’s best mid-size insurance employer according to Business Insurance and is one of the nation’s 33 “Best Places to Work in Insurance.” The rigorous selection process employed by Business Insurance singled out companies such as ProAssurance using an in-depth assessment of workplace benefits, policies and practices, and an evaluation of their employees’ engagement and satisfaction.

In announcing the award, Business Insurance said the companies it recognized this year each “…demonstrated a level of excellence distinguishing them as among an elite group of employers who’ve created high-quality workplaces that encourage employees to thrive in a work environment they can love.”

“This award reflects the power of ‘Treated Fairly,’ the business principle that lies at the core of ProAssurance and frames our relationships with each other,” said W. Stancil Starnes, ProAssurance’s Chief Executive Officer. He added, “The concept of ‘Treated Fairly’ affirms our employees’ dedication to treating each other with respect and dignity, and serves as the basis of our commitment to their personal well being and professional growth. By virtue of this commitment to our employees, ProAssurance enables the extension of ‘Treated Fairly’ to our customers, our agents and our shareholders.”

About ProAssurance

ProAssurance Corporation is the nation's fifth largest writer of medical professional liability insurance and is growing its legal professional liability business. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past three years. The ProAssurance Group is rated “A” (Excellent) by A.M. Best and ProAssurance is rated “A” by Fitch Ratings.

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